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                                                                      EXHIBIT 23

                              ACCOUNTANTS' CONSENT

The Board of Directors
Ballantyne of Omaha, Inc.:

We consent to incorporation by reference in the Registration Statements (No. 333-03849 and 33-93244) on Form S-8 and (No. 333-22357) on Form S-3 of
Ballantyne of Omaha, Inc. of our report dated January 23, 1998, relating to the consolidated balance sheets of Ballantyne of Omaha, Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and related schedule, which report appears in the December 31, 1997 Annual Report on Form 10-K of Ballantyne of Omaha, Inc.

(Signed)

KPMG Peat Marwick LLP

Omaha, Nebraska
March 26, 1998

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